EXHIBIT 10.3

FIRST AMENDMENT
TO
BRUSH ENGINEERED MATERIALS INC.
EXECUTIVE DEFERRED COMPENSATION PLAN II

The Brush Engineered Materials Inc. Executive Deferred Compensation Plan II (the “Plan”), adopted on December 7, 2004 for years beginning after December 31, 2004, is hereby amended effective February 7, 2006, in the respects hereinafter set forth.

1. Section 5.2 of the Plan is amended and restated to provide as follows:

5.2 Investment Return. Each Account shall be deemed to bear an investment return as if invested in the manner elected by the Participant from a list of investment funds from time to time determined by the Compensation Committee. The Compensation Committee may delegate to the Company’s Pension Investment Committee the duty and authority to determine the investment funds to be used for this purpose under the Plan, including the discretion to eliminate, add, or substitute investment funds from time to time. Deemed investment return under the Plan shall be determined from the date of crediting of an amount to the Participant’s Account (including deemed income thereon) through the date of complete distribution of the Account. Beginning April 1, 2006, a Participant shall be permitted to change his investment elections under the Plan for any portion or all of his Account as of the first business day of any calendar quarter in accordance with such rules and procedures as the Company shall establish for this purpose. The Company shall have no obligation to actually invest funds pursuant to a Participant’s elections, and if the Company does invest funds, a Participant shall have no right to any invested assets other than as a general unsecured creditor of the Company. During any period in which a Participant has not made an election relating to the investment of some portion of his Account, such as in the case of an investment fund previously selected by the Participant ceasing to be available under the Plan, the Pension Investment Committee shall determine the investment fund or funds to be used in determining investment return for that portion of his Account.

2. The first sentence of Section 8.5 of the Plan is amended to provide as follows:

Subject to the provisions of Section 8.12, the Company reserves the right to amend, modify, suspend or terminate the Plan at any time by action of its Board or of the Organization and Compensation Committee of its Board; provided that no prior notice to any Participant shall be required, and provided, further, that no such action may deprive a Participant of his rights to receive a benefit pursuant to the Plan with respect to compensation deferred prior to such action.

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IN WITNESS WHEREOF, Brush Engineered Materials Inc. has caused this Amendment to be executed by its duly authorized officer this      day of February, 2006.

BRUSH ENGINEERED MATERIALS INC. By     Name:

Title: